                                  EXHIBIT 10.13


                     PRODUCT SALES AND SUBLICENSE AGREEMENT
                                       FOR
                       CONTROLLED DELIVERY TECHNOLOGY AND
                    MOLECULAR DISPERSION TECHNOLOGY PRODUCTS

        This Agreement, dated as of March 6, 2000, is made and entered into by and between Nutraceutix, Inc. ("Nutraceutix") and MET-Rx, USA, Inc. ("MET-Rx"). Nutraceutix has the exclusive worldwide license, with right to sublicense, (i) the controlled delivery technology described in U.S. Patent Application 08/958,470 filed October 27, 1997 and any foreign counterpart thereof, and any continuations, continuations-in-part, divisions, re-issues, additions, renewals or extensions thereof, and any patents issuing therefrom ("CDT") and (ii) the molecular dispersion technology currently applied to MET-Rx's Androgen-based products ("MDT"). MET-Rx wishes to obtain the right to purchase from Nutraceutix and market under MET-Rx's labels health supplement products and sports nutrition products which incorporate CDT, MDT or both (hereinafter referred to collectively as "Licensed Products") and bearing Nutraceutix's trademark for the CDT and/or MDT, as applicable, as described in the attached Exhibit A (the "Trademarks"). Therefore, in consideration of the mutual covenants set forth herein, Nutraceutix and MET-Rx agree as follows:

Section 1. Sublicense.

        1.1 Sublicense. Nutraceutix hereby grants MET-Rx a sublicense (the "Sublicense") from April 1, 2000 through March 31, 2001 to (i) sell products containing CDT and/or MDT in the North American health supplement market and the North American sports nutrition market through all trade channels except multilevel, (ii) use the Trademarks in connection with such marketing and (iii) use Nutraceutix's research data regarding CDT and MDT (hereinafter referred to collectively as the "Technology") for such marketing, all on the terms and conditions set forth herein. In addition, Nutraceutix hereby grants MET-Rx an option to extend the Sublicense from April 1, 2001 through March 31, 2002, provided that this option shall be null and void if MET-Rx does not meet the requirements set forth in paragraph 1.2 below. If MET-Rx does meet the requirements set forth in paragraph 1.2 below, the Sublicense shall be automatically extended from April 1, 2001 through March 31, 2002 unless MET-Rx gives Nutraceutix sixty (60 days prior written notice that it does not wish to extend the Sublicense. Nutraceutix shall have and at all times retain the right to produce, market and otherwise distribute other products containing the Technology and to use the Technology as it sees fit, provided the same does not violate the terms of the exclusive Sublicense granted by this Agreement.

        1.2 Exclusivity. The Sublicense shall be nonexclusive with respect to sales of Licensed Products in the health supplement market. The Sublicense shall be exclusive with respect to sales of Licensed Products in the sports nutrition market so long as MET-Rx meets or exceeds the following requirements:



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               (i) MET-Rx shall purchase (both order and pay for) at least
        $4,000,000 of finished Licensed Products from Nutraceutix from April 1, 2000 through March 31, 2001, with no less than $700,000 purchased per calendar quarter.

               (ii) MET-Rx shall introduce at least four new Licensed Products incorporating either CDT or MDT, or both CDT and MDT, by June 1, 2000.

               (iii) If the Sublicense is extended pursuant to the option described in paragraph 1.1 above, MET-Rx will: (a) purchase (both order and pay for) finished Licensed Products from Nutraceutix during the period from April 1, 2001 to March 31, 2002, and in each calendar quarter of said period, in such amounts as MET-Rx and Nutraceutix shall agree to in writing prior to April 1, 2001; provided that if MET-Rx and Nutraceutix cannot reach such an agreement prior to April 1, 2001, these product purchase requirements shall be 120% of the product purchase requirements set forth in paragraph 1.2 (i) above; and (b) introduce into the North American sports nutrition market at least four new Licensed Products incorporating either CDT or MDT, or both CDT and MDT (in addition to the new products referred to in paragraph 1.2 (ii) above), by June 1, 2001.

If MET-Rx does not meet or exceed the purchase volume and new product introduction requirements set forth in parts (i), (ii) and (iii) of this paragraph 1.2, the Sublicense shall continue in all respects except that it shall become non-exclusive for the sports nutrition market; provided that MET-Rx can retain the exclusive rights for the sports nutrition market set forth in the Sublicense if it cures the purchase volume shortfall within the first fifteen
(15) days of the following calendar quarter. If Nutraceutix is incapable of delivering Licensed Products as necessary to enable MET-Rx to meet the requirements set forth in parts (i), (ii) and (iii) of this paragraph 1.2, those requirements shall be equitably adjusted as necessary to give MET-Rx a realistic opportunity to comply with them. If MET-Rx fails to meet or exceed the requirements set forth in parts (i), (ii) and (iii) of this paragraph 1.2, Nutraceutix's only remedies shall be as set forth in paragraph 1.1 and this paragraph 1.2, and Nutraceutix shall not be entitled to monetary compensation for such failure.

        1.3 Termination. Nutraceutix shall have the right to terminate the Sublicense at any time if MET-Rx (i) ceases marketing all Licensed Products for a period of three (3) or more consecutive months or (ii) breaches this Agreement (other than failure to meet or exceed the requirements set forth in parts (i), (ii) and (iii) of paragraph 1.2) and said breach is not cured in accordance with this paragraph 1.3. If Nutraceutix wishes to terminate the Sublicense because of such breach by MET-Rx, Nutraceutix shall deliver to MET-Rx a written notice of termination specifying the breach in question. Thereupon the Sublicense shall automatically terminate thirty (30) days after the date of such notice unless MET-Rx cures the breach within said thirty (30) day period; provided that if the breach cannot reasonably be cured within said thirty (30) day period, the Sublicense shall not be terminated so long as MET-Rx commences the cure within said thirty (30) day period and thereafter diligently prosecutes the same to completion. MET-Rx may terminate the Sublicense at any time upon sixty (60) days advance written notice to Nutraceutix.



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        1.4 Protection of Proprietary Rights. MET-Rx acknowledges that the
Technology and the Trademark involve valuable trademarks, trade secrets and other proprietary rights of Nutraceutix and Temple University - Of The Commonwealth System of Higher Education ("Temple"), which is the owner and Nutraceutix's licensor of the Technology. Nutraceutix and Temple reserve all such trademarks, trade secrets and other proprietary rights. MET-Rx shall not infringe or violate, and shall take appropriate precautions for the protection of, such rights. Without limiting the generality of the foregoing, MET-Rx shall not reverse engineer or otherwise attempt to discover the Technology, and shall not apply for or attempt to obtain any proprietary rights in the Technology, the Trademark, Nutraceutix's or Temple's research data regarding the Technology, or any other item licensed pursuant to the Sublicense. No title to or ownership of any item licensed pursuant to the Sublicense is transferred by virtue of the Sublicense, manufacture of any Licensed Product, or any use by MET-Rx of the Sublicense, a Licensed Product or any such item.

Section 2. Product Purchases and Sales.

        2.1 Exclusive Supplier. Nutraceutix shall manufacture all Licensed Products. MET-Rx shall, and shall ensure that each sublicensee, contractor or agent of MET-Rx shall, acquire Licensed Products exclusively from Nutraceutix pursuant to this Agreement. MET-Rx shall not, and shall ensure that each sublicensee, contractor or agent of MET-Rx shall not, purchase or otherwise acquire Licensed Products or any purported substitute therefor from any person or entity other than Nutraceutix. If Nutraceutix is incapable of manufacturing Licensed Products in quantities reasonably sufficient to enable MET-Rx to meet its requirements, Nutraceutix shall supply bulk CDT/MDT caplets or capsules as necessary for bottling by other manufacturers, who shall be approved in advance by MET-Rx.

        2.2 Sales and Delivery to MET-Rx. Nutraceutix shall produce and deliver to MET-Rx, FOB Nutraceutix's manufacturing facility, such quantity of Licensed Products as MET-Rx orders during the term of this Agreement described in paragraph 1.1 above (the "Term") pursuant to purchase orders accepted by Nutraceutix. MET-Rx's purchase orders shall specify type, quantity and the delivery dates for the products ordered, which delivery dates shall be at least forty five (45) days after the date the purchase order in question is delivered to Nutraceutix. On or before the last day of each month of the Term, MET-Rx shall provide Nutraceutix in writing a non-binding projection setting forth by product type, volume and purchase date MET-Rx's projected purchases of Licensed Products during the ensuing three months.

        2.3 Purchase Price. MET-Rx's purchase prices for Licensed Products shall be Nutraceutix's standard prices for products incorporating the Technology, which prices depend on the formula and product type in question, except that special pricing shall apply to special packaging such as floor displays, wing racks and PDQ's. MET-Rx shall pay for all Licensed Products based on Nutraceutix's standard terms, i.e., net thirty (30) days upon approval of credit, except the first order of any new Licensed Product shall be paid fifty percent (50%) when placed and fifty percent (50%) upon delivery. Any amount which is not paid when due shall bear interest at the rate of one percent (1%) per month, computed and compounded monthly, from the date due until the date paid.



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        2.4 Development Fee. MET-Rx shall pay Nutraceutix a development fee of six thousand dollars ($6,000) for each Licensed Product developed by Nutraceutix, which fee shall be applied toward payment of MET-Rx's initial order of the Licensed Product in question.

        2.5 Packaging, Labels and Promotional Items. MET-Rx shall provide all labels and boxes for products purchased from Nutraceutix. All packaging, labels and promotional items for Licensed Products shall comply with the labeling provisions set forth on the attached Exhibit A. MET-Rx shall be solely responsible and liable for any other or additional language or items set forth on packaging, labels and promotional items. MET-Rx shall obtain Nutraceutix's prior written approval of all packaging, labels and promotional items in advance of their use in commerce, which approval shall (i) relate solely to proper use of the Trademark and provisions protecting the Trademark, and (ii) not be unreasonably withheld or delayed.

        2.6 Sales by MET-Rx. MET-Rx shall be solely responsible for all sales and distribution of Licensed Products following delivery thereof by Nutraceutix to MET-Rx. Subject to the provisions of paragraph 2.4, MET-Rx may package and sell Licensed Product under such brands, trademarks and names and for such prices as it deems appropriate.

Section 3. Representations, Warranties, Indemnities and Insurance.

        3.1 Representations and Warranties.

               3.1.1 Of Nutraceutix. Nutraceutix hereby represents and warrants to MET-Rx that (i) Nutraceutix is entitled to use the Technology in North America and grant the Sublicense contemplated hereunder to MET-Rx; (ii) the Technology does not constitute an infringement of any existing intellectual property rights when used on the Licensed Products; (iii) the Licensed Products when delivered to MET-Rx will be free of manufacturing defects, will be manufactured in compliance with any and all applicable requirements of the Federal Food, Drug and Cosmetic Act (the "FFDCA") and the rules and regulations promulgated thereunder, conform to the description of the Licensed Products set forth on the applicable purchase orders therefor, and not be adulterated or misbranded within the meaning of the FFDCA or any state of local laws, the adulteration and misbranding provisions of which are essentially similar to those in the FFDCA; provided, however, Nutraceutix does not warrant against the Licensed Products becoming adulterated or misbranded within the meaning of the FFDCA or said laws after delivery of the Licensed Products to MET-Rx; (iv) the Licensed Products will meet the controlled release and enhanced bioavailability characteristics claimed by the sublicensed Technology; (v) Nutraceutix has the full power, capacity and right to enter into this Agreement, including but not limited to the ability and wherewithal to provide for the manufacture of the Licensed Products in compliance with the quality and quantity standards contemplated by this Agreement; (vi) Nutraceutix has not licensed the Technology or any aspect thereof in any manner inconsistent with the Sublicense granted hereunder; (vii) neither the execution and delivery of this Agreement nor compliance with the obligations of Nutraceutix hereunder will violate any law or regulation, or any order or decree of any applicable court or governmental agency, or will conflict with, or result in the breach of, or constitute a default under, any contract, agreement, instrument or judgment to which Nutraceutix or any officer, director, employee or controlling person of Nutraceutix is a party, or which is binding upon Nutraceutix or any of the foregoing persons; and



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(viii) the Licensed Product will not infringe on any United States patent, trademark, trade dress or other intellectual property right of any third party. Notwithstanding anything to the contrary in this paragraph 3.1.1, Nutraceutix makes no representation or warranty regarding, and shall not be liable or responsible for any product or infringement claim arising out of, any formula, know-how, trademark, trade dress, indicia or other specification, or materials including raw materials and components, provided or requested by MET-Rx. Nutraceutix makes no other representation or warranty with respect to Licensed Products, the Technology or the Trademark.

               3.1.2 Of MET-Rx. MET-Rx hereby represents and warrants to Nutraceutix that (i) it has the full power, capacity and right to enter into this Agreement; (ii) it knows of no pending or threatened action in law or in equity which could adversely threaten the rights granted herein; (iii) neither the execution and delivery of this Agreement nor compliance with the obligations of MET-Rx hereunder will violate any law or regulation, or any order or decree of any applicable court or governmental agency, or will conflict with, or result in the breach of, or constitute a default under, any contract, agreement, instrument or judgment to which MET-Rx or any officer, director, employee or controlling person of Nutraceutix is a party, or which is binding upon MET-Rx or any of the foregoing persons; and (iv) no action, approval or consent, including but not limited to any action, approval or consent by any federal, state, municipal or other governmental agency, commission, board, bureau or instrumentality is necessary in order to constitute this agreement as a valid, binding and enforceable obligation of MET-Rx in accordance with its terms.

        3.2 Product Remedy of MET-Rx. If any Licensed Product when delivered to MET-Rx fails to meet the warranties set forth in paragraph 3.1.1(iii) and (iv), Nutraceutix shall replace the same at Nutraceutix's cost.

        3.3 Infringement Indemnity of MET-Rx. Nutraceutix shall defend MET-Rx at Nutraceutix's expense against any judicial proceeding based upon infringement by the Technology or the Trademark of any proprietary right of any third party; provided that (a) the infringement was not caused by MET-Rx's breach of the Sublicense or by any formula, know-how, trademark, trade dress, indicia or other specification, or materials including raw materials and components, provided or requested by MET-Rx, (b) MET-Rx notifies Nutraceutix of such proceeding soon enough after it is commenced that Nutraceutix has a reasonable opportunity to respond before a default is granted, a waiver is incurred or a litigation position is established, and (c) MET-Rx provides such assistance in the proceeding as Nutraceutix may reasonably request. Nutraceutix shall have exclusive control over any such proceeding, and MET-Rx shall comply with any settlement or court order made in connection with such proceeding.

        3.4. Product Indemnity of MET-Rx. Nutraceutix releases and shall defend, indemnify and hold harmless MET-Rx from and against any and all claims, losses, costs, harm, liabilities, damages (direct and consequential) and expenses (including but not limited to attorneys' fees) arising out of the failure of a Licensed Product to comply with the warranty set forth in paragraph 3.1.1(iii) and (iv), provided that the failure was not caused by any formula, know-how, trademark, trade dress, indicia or other specification, or materials including raw materials and components, provided or requested by MET-Rx. Notwithstanding the foregoing, Nutraceutix shall not be required to so defend, indemnify or hold harmless MET-Rx from any claims, losses,



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costs, harm, liabilities, damages or expenses arising out of injury to any person or damage to any property to the extent and in the percentage the same is caused by or results from the fault or negligence of MET-Rx.

       3.5 Waiver. MET-RX WAIVES AND RELEASES ALL RIGHTS AND REMEDIES OF MET-RX, AND ALL WARRANTIES, OBLIGATIONS AND LIABILITIES OF NUTRACEUTIX, EXPRESS OR IMPLIED, EXCEPT THOSE SPECIFICALLY SET FORTH IN THIS SECTION 3, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE AND CLAIM FOR ANY CONSEQUENTIAL DAMAGES.

        3.6 Indemnity of Nutraceutix. MET-Rx releases and shall defend, indemnify and hold harmless Nutraceutix and Temple (the "Indemnitees") from and against any and all claims, losses, costs, harm, liabilities, damages (direct and consequential) and expenses (including but not limited to attorneys' fees) arising out of or in connection with marketing, distribution or use of any Licensed Product or other product, MET-Rx's formulation for any Licensed Product or other product, and any packaging, label or promotional item connected therewith, manufactured, marketed or distributed by or through MET-Rx or any sublicensee, contractor, employee, agent, representative, customer, or person or entity affiliated with or who obtained the Licensed Product or other product from or through MET-Rx. Notwithstanding the foregoing, MET-Rx shall not be required to so defend, indemnify or hold harmless an Indemnitee from any claims, losses, costs, harm, liabilities, damages or expenses arising out of (i) injury to any person or damage to any property to the extent and in the percentage the same is caused by or results from failure of a Licensed Product to comply with the warranties set forth in paragraph 3.1.1(iii) or (iv), or other fault or negligence of such Indemnitee or (ii) infringement of a third party's proprietary rights by the Technology or the Trademark.

        3.7 Insurance of Nutraceutix. Nutraceutix shall maintain in full force and effect throughout the Term product liability insurance with limits of not less than two million dollars ($2,000,000) per occurrence, two million dollars ($2,000,000) aggregate and deleting the repackaging and relabeling exclusion. Such insurance shall name MET-Rx as an additional insured, shall have broad form vendor's coverage, and shall be placed with an insurance company which has a most recent rating given by Best's Key Rating Guide of at least A (Excellent) or VII or above, or in such other companies as MET-Rx may approve, which approval shall not be unreasonably withheld or delayed. Nutraceutix shall promptly deliver to MET-Rx certificates of said insurance, and shall notify MET-Rx immediately in the event such insurance policy is amended or terminated.

        3.8 Insurance of MET-Rx. MET-Rx shall maintain in full force and effect throughout the Term product liability insurance with limits of not less than two million dollars ($2,000,000) per occurrence, two million dollars ($2,000,000) aggregate and deleting the repackaging and relabeling exclusion. Such insurance shall name Nutraceutix as an additional insured, shall have broad form contract coverage, and shall be placed with an insurance company which has a most recent rating given by Best's Key Rating Guide of at least A (Excellent) or VII or above, or in such other companies as Nutraceutix may approve, which approval shall not be unreasonably



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withheld or delayed. MET-Rx shall promptly deliver to Nutraceutix certificates of said insurance, and shall notify Nutraceutix immediately in the event such insurance policy is amended or terminated.

Section 4. Miscellaneous.

        4.1 Access to Research Results. Each party shall provide the other access to all of such party's research results regarding the performance of Licensed Products promptly after those results are obtained.

        4.2 Ownership and Sale of MET-Rx's Formulations. Except as provided to the contrary in paragraph 1.4, MET-Rx shall have all right, title and interest in product formulations developed by MET-Rx. Nutraceutix shall not sell to any third party Licensed Products whose formulations were developed by MET-Rx.

        4.3 Excused Performance. Nutraceutix shall not be liable for, or be considered to be in breach of this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any cause beyond Nutraceutix's reasonable control (including but not limited to: fire, casualty, acts of God or the elements; court orders; acts, delays and failures to act by civil, military or other governmental authority; labor disputes, sabotage and war; breakdown or destruction of, or damage or casualty to, any equipment, facilities or other property; unavailability of ingredients, equipment, personnel or other necessary items; disruption of utilities; and acts or omissions of persons or entities other than Nutraceutix).

        4.4 Assignment. This Agreement shall be fully binding upon, inure to the benefit of and be enforced by the parties hereto and their respective successors and assigns; provided that MET-Rx may not assign this Agreement or sublicense any Sublicense rights to any third party without the prior written consent of Nutraceutix, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, the Sublicense is granted solely to MET-Rx, and not to any entity which controls, is controlled by or is under common control with MET-Rx, and thus Sublicense rights may not be sublicensed or otherwise transferred to any such entity without the prior written consent of Nutraceutix.

       4.5 Entire Agreement. This Agreement constitutes the entire agreement between Nutraceutix and MET-Rx, and supersedes any and all prior agreements, with respect to Licensed Products and licensing of Technology during the Term; provided that this Agreement is in addition to the license agreement between Nutraceutix and MET-Rx with respect to licensing of CDT dated December 16, 1998, as amended by letter agreement dated March 16, 1999, and the license agreement between Nutraceutix and MET-Rx with respect to licensing of MDT dated March 16, 1999, both of which agreements are hereby reaffirmed to the extent that they apply to periods prior to April 1, 2000 (but are superseded by this agreement to the extent that they apply to periods within the Term); and provided further that this Agreement is in addition to the license agreement between Nutraceutix and MET-Rx dated June 25, 1999 with respect to licensing of MET-Rx's graphic design for identification of CDT, which agreement remains in full force and effect. No amendment, modification or waiver of any of the provisions of this Agreement shall be valid unless set forth in a written instrument signed by the party to be bound thereby.



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Nutraceutix shall not be bound by, and specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) which is proffered by MET-Rx in any purchase order, receipt, acceptance, confirmation, correspondence or otherwise, unless Nutraceutix specifically agrees to such provision in a written instrument signed by Nutraceutix.

        4.6 No Partnership. This Agreement, or acquisition, marketing or other use by MET-Rx of Licensed Products or the Trademark does not create an association, joint venture or partnership between the parties or impose any partnership obligation or liability upon either party. Neither party is an agent of the other.

        4.7 Press Releases. Nutraceutix and MET-Rx may issue press releases regarding this Agreement with the prior written consent of the other party.

        4.8 Applicable Law. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Washington. Any action arising out of this Agreement shall be brought in the courts located in Washington, and the parties hereby irrevocably consent to the jurisdiction of said courts. The prevailing party in any dispute under this Agreement shall be entitled to recover from other party its reasonable attorney's fees and costs.

        4.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same Agreement.

Nutraceutix:                                 MET-Rx:
Nutraceutix, Inc.                            MET-Rx USA, Inc.



By: /s/ William D. St. John                  By: /s/  J. Kelly Michols
    -------------------------------              -------------------------------
        William D. St. John                         J. Kelly Michols
        President                                   President



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                                    EXHIBIT A
                                       TO
                     PRODUCT SALES AND SUBLICENSE AGREEMENT
                                       FOR
                       CONTROLLED DELIVERY TECHNOLOGY AND
                    MOLECULAR DISPERSION TECHNOLOGY PRODUCTS


1. The Trademarks are:

        (i) CDT:



        (ii) MDT:



2. Labeling provisions referred to in paragraph 2.5 are as follows:

        (i) all packaging, labels and promotional items for Licensed Products shall have the following prominently displayed thereon:




        (ii) packaging, labels and promotional items for Licensed Products may have the following displayed thereon:




Nutraceutix:                                 MET-Rx:
Nutraceutix, Inc.                            MET-Rx USA, Inc.


By: /s/ William D. St. John                  By:  /s/ J. Kelly Michols
    -------------------------------              -------------------------------
        William D. St. John                         J. Kelly Michols
        President                                   President



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